                                                                    EXHIBIT 99.1


Banner Aerospace
Solair Sale
December 7, 1998

                                                                        Contact:
                                                                 Eugene W. Juris
                                                         Chief Financial Officer
                                                                  (703) 478-5790

                    BANNER AEROSPACE ANNOUNCES SALE OF SOLAIR
                         ITS LARGEST ROTABLES SUBSIDIARY

Dulles, VA/December 7, 1998. Banner Aerospace (NYSE:BAR) announced today that it has signed a definitive agreement to sell the stock of its wholly owned subsidiary, Solair, Inc. a distributor of aircraft rotables, to Kellstrom Industries, Inc. (NASDAQ:KELL). The purchase price is approximately $57 million in cash and a warrant to purchase 300,000 shares of Kellstrom common stock at $27.50 per share. Banner expects to realize a book loss of approximately $12.5 million from the sale. The transaction is subject to approval under the Hart-Scott-Rodino Act and is expected to close by December 31, 1998.

Jeffrey Steiner, Banner's Chief Executive Officer, said, "The proceeds received in this transaction will further enhance our liquidity and ability to consider other merger and acquisition strategies."

Banner is a diversified family of companies providing the aviation community with reliable, single source solutions through a global distribution network delivering aerospace parts and services to the commercial, regional and corporate aftermarkets of the aviation industry.

                                      -end-